EXHIBIT 99.3
Clarabridge, Inc. Amended and Restated
2015 Equity Incentive Plan
Adopted By The Board Of Directors: December 17, 2015
Approved By The Stockholders: September 7, 2016
Termination Date: December 16, 2025
Assumed by Qualtrics International Inc: October 1, 2021
1.General.
(a)Treatment of 2005 Equity Incentive Plan. The Company maintains the Clarabridge, Inc. 2005 Equity Incentive Plan (the “Prior Plan”). Following the Effective Date, no additional stock awards were granted under the Prior Plan. Any shares of Stock reserved under the Prior Plan’s share reserve, but which were not subject to outstanding awards under the Prior Plan as of the Effective Date, reverted to this Plan and became available for issuance pursuant to Stock Awards granted under this Plan. From and after the Effective Date, all stock awards granted under the Prior Plan and which were still outstanding as of the Effective Date have remained subject to the terms of the Prior Plan. All Stock Awards granted on or after the Effective Date of this Plan were subject to the terms of this Plan.
(b)Eligible Stock Award Recipients. From and after the closing of the transactions contemplated by the Merger Agreement (the “Closing”), no further Stock Awards shall be granted under the Plan.
(c)Available Stock Awards. The Plan provides for the following Stock Awards: (i) Incentive Stock Options and (ii) Non-Qualified Stock Options.
(d)Purpose. Parent, by means of the Plan, seeks to retain the services of the group of persons who received Stock Awards, to provide incentives for such persons to exert maximum efforts for the success of Parent and any Affiliate, and to provide a means by which such eligible recipients may be given an opportunity to benefit from increases in value of the Stock through the Stock Awards.
(e)Plan Assumption. The Plan is being assumed by Parent pursuant to that certain Agreement and Plan of Reorganization and Merger by and among Parent, the Company, Rhodium Merger Sub, Inc. and Shareholder Representative Services LLC, dated as of July 29, 2021, as amended (the “Merger Agreement”), with such assumption becoming effective as of the effective time of the transactions contemplated by the Merger Agreement and with the amendment and restatement of the Plan becoming effective immediately thereafter. The Plan is amended and restated in accordance with Listing Rule 5635(c)(3) and the related interpretive material in IM-5635-1 for purposes of assumption by Parent and does not make any amendments that would require shareholder approval from Parent’s shareholders pursuant to those regulations.

2.Administration.
(a)Administration of Plan. The Plan shall be administered by the Administrator.
(b)Powers of Administrator. The Administrator shall have the full power and authority:
(i)to determine the number of shares of Stock to be covered by any Stock Award;
(ii)to determine and modify from time to time the terms and conditions, including restrictions, not inconsistent with the terms of the Plan, of any Stock Award, which terms and conditions may differ among individual Stock Awards and grantees;
(iii)to accelerate at any time the exercisability or vesting of all or any portion of any Stock Award;
(iv)subject to the provisions of Section 4(a), to extend at any time the period in which Stock Options may be exercised; and
(v)at any time to adopt, alter and repeal such rules, guidelines and practices for administration of the Plan and for its own acts and proceedings as it shall deem advisable; to interpret and construe the terms and provisions of the Plan and any Stock Award (including related written instruments); to make all determinations it deems advisable for the administration of the Plan; to decide all disputes arising in connection with the Plan; and to otherwise supervise the administration of the Plan.
All decisions and interpretations of the Administrator shall be binding on all persons, including Parent, the Company and Plan grantees.
(c)Delegation to Committee. The Administrator may delegate administration of the Plan to a committee or committees of one (1) or more members of the Board, and the term “committee” shall apply to any person or persons to whom such authority has been delegated. If administration is delegated to a committee, the committee shall have, in connection with the administration of the Plan, the powers theretofore possessed by the Administrator, including the power to delegate to a subcommittee any of the administrative powers the committee is authorized to exercise (and references in this Plan to the Administrator shall thereafter be to the committee or subcommittee), subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Administrator. The Administrator may abolish the committee at any time and revest in the Administrator the administration of the Plan.
3.Shares Subject to the Plan.
(a)Share Reserve. Subject to the provisions of Section 7(a), the aggregate number of shares of Stock that may be issued pursuant to Stock Awards shall not exceed in the aggregate the Reserved Share Limit. Furthermore, if a Stock Award (i) expires or otherwise terminates without having been exercised in full or (ii) is settled in cash (i.e., the holder of the Stock Award receives cash rather than stock), then the shares that are subject to such expiration, termination or settlement shall no longer be available for issuance under the Plan.
(b)No Reversion of Shares to the Share Reserve. If any shares of Stock issued pursuant to a Stock Award are forfeited back to Parent because of the failure to meet a contingency or condition required to vest such shares in the grantee, then the shares that are forfeited shall no longer be available for issuance under the Plan. Also, any shares reacquired by Parent pursuant to Section 6(f) or as consideration for the exercise of an Option shall no longer be available for issuance under the Plan.
(c)Incentive Stock Option Limit. Notwithstanding anything to the contrary in this Section 3 and subject to the provisions of Section 7(a), the aggregate maximum number of shares of Stock that may be issued pursuant to the exercise of Incentive Stock Options shall be 3,480,147 shares of Stock (converted from the number of shares of Clarabridge common stock that applied prior to the Closing, based on the applicable exchange ratio of 0.5468).
(d)Source of Shares. The stock issuable under the Plan shall be shares of authorized but unissued or reacquired Stock, including shares repurchased by Parent on the open market or otherwise.
4.Provisions Relating to Options.
Each Option shall be in such form and shall contain such terms and conditions as the Administrator shall deem appropriate. All Options shall be separately designated Incentive Stock Options or Non-Qualified Stock Options at the time of grant, and, if certificates are issued, a separate certificate or certificates shall be issued for shares of Stock purchased on exercise of each type of Option. If an Option is not specifically designated as an Incentive Stock Option, then the Option shall be a Non-Qualified Stock Option. The provisions of separate Options need not be identical; provided, however, that each Option Agreement shall conform to (through incorporation of provisions hereof by reference in the applicable Stock Award Agreement or otherwise) the substance of each of the following provisions:
(a)Term. Except as otherwise provided for Ten Percent Stockholders, no Option shall be exercisable after the expiration of ten years from the date of its grant or such shorter period specified in the Stock Award Agreement.
(b)Exercise Price. Except as otherwise provided for Ten Percent Stockholders, the exercise price (or strike price) of each Option shall be not less than 100% of the Fair Market Value of the Stock subject to the Option on the date the Option is granted. Notwithstanding the foregoing, an Option may be granted with an exercise price (or strike price) lower than 100% of the Fair Market Value of the Stock subject to the Option if such Option is granted pursuant to an assumption of or substitution for another option pursuant to the provisions of Section 7(a) and in a manner consistent with the provisions of Sections 409A and 424(a) of the Code (whether or not such stock awards are Incentive Stock Options).

(c)Purchase Price for Options. The purchase price of Stock acquired pursuant to the exercise of an Option shall be paid, to the extent permitted by applicable law and as determined by the Administrator in its sole discretion, by any combination of the methods of payment set forth below. The Administrator shall have the authority to grant Options that do not permit all of the following methods of payment (or otherwise restrict the ability to use certain methods) and to grant Options that require the consent of Parent to utilize a particular method of payment. The permitted methods of payment are as follows:
(i)by cash, check, bank draft or money order payable to Parent;
(ii)pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board that, prior to the issuance of the stock subject to the Option, results in either the receipt of cash (or check) by Parent or the receipt of irrevocable instructions to pay the aggregate exercise price to Parent from the sales proceeds;
(iii)by delivery to Parent (either by actual delivery or attestation) of shares of Stock;
(iv)if the Option is a Non-Qualified Stock Option, by a “net exercise” arrangement pursuant to which Parent will reduce the number of shares of Stock issued upon exercise by the largest whole number of shares with a Fair Market Value that does not exceed the aggregate exercise price; provided, however, that Parent shall accept a cash or other payment from the grantee to the extent of any remaining balance of the aggregate exercise price not satisfied by such reduction in the number of whole shares to be issued; provided further that shares of Stock will no longer be outstanding under an Option and will not be exercisable thereafter to the extent that (A) shares are used to pay the exercise price pursuant to the “net exercise,” (B) shares are delivered to the grantee as a result of such exercise, and (C) shares are withheld to satisfy tax withholding obligations;
(v)according to a deferred payment or similar arrangement with the Optionee; provided, however, that interest shall compound at least annually and shall be charged at the minimum rate of interest necessary to avoid (A) the imputation of interest income to Parent and compensation income to the Optionee under any applicable provisions of the Code, and (B) the classification of the Option as a liability for financial accounting purposes; or
(vi)in any other form of legal consideration that may be acceptable to the Administrator.
(d)Transferability of Options. Except as set forth in this Section 4(d) or as otherwise determined by the Administrator under terms that are not prohibited by applicable tax and securities laws, Options shall not be transferable. The Administrator may, in its sole discretion, impose additional limitations on the transferability of Options in the applicable Stock Award Agreement.
(i)Restrictions on Transfer. An Option shall not be transferable except by will or by the laws of descent and distribution and shall be exercisable during the lifetime of the grantee only by the grantee; provided, however, that the Administrator may, in its sole discretion, permit transfer of the Option and in a manner that is not prohibited by applicable tax and securities laws (including but not limited to Rule 701) upon the grantee’s request. Except as explicitly provided herein, an Option may not be transferred for consideration.
(ii)Domestic Relations Orders. Upon receiving written permission from the Administrator or its duly authorized designee, an Option may be transferred pursuant to a domestic relations order; provided, however, that if an Option is an Incentive Stock Option, such Option may be deemed to be a Non-Qualified Stock Option as a result of such transfer.
(iii)Beneficiary Designation. Upon receiving written permission from the Administrator or its duly authorized designee, the grantee may, by delivering written notice to Parent, in a form provided by or otherwise satisfactory to Parent, designate a third party who, in the event of the death of the grantee, shall thereafter be the beneficiary of the Option with the right to exercise the Option and receive the Stock or other consideration resulting from such exercise. In the absence of such a designation, the executor or administrator of the grantee’s estate shall be entitled to exercise the Option and receive the Stock or other consideration resulting from such exercise.
(e)Vesting Generally. The total number of shares of Stock subject to an Option may vest and therefore become exercisable in periodic installments that may or may not be equal. The Option may be subject to such other terms and conditions on the time or times when it may or may not be exercised (which may be based on the satisfaction of performance goals or other criteria) as the Administrator may deem appropriate. The vesting provisions of individual Options may vary. The provisions of this Section 4(e) are subject to any Option provisions governing the minimum number of shares of Stock as to which an Option may be exercised.
(f)Termination of Service Relationship. Except as otherwise provided in the applicable Stock Award Agreement or other agreement between the grantee and Parent, in the event that a grantee’s Service Relationship terminates (other than for Cause or upon the grantee’s death or Disability), the grantee may exercise his or her Option (to the extent that the grantee was entitled to exercise such Option as of the date of termination of the Service Relationship) but only within such period of time ending on the earlier of (i) the date three months following the termination of the grantee’s Service Relationship (or such longer or shorter period specified in the applicable Stock Award Agreement, which period shall not be less than 30 days if necessary to comply with applicable laws unless such termination is for Cause) or (ii) the expiration of the term of the Option as set forth in the Stock Award Agreement. If, after termination of the Service Relationship, the grantee does not exercise his or her Option within the time specified herein or in the Stock Award Agreement (as applicable), the Option shall terminate.
(g)Extension of Termination Date. Except as otherwise provided in the applicable Stock Award Agreement or other agreement between the grantee and Parent, if the exercise of the Option following the termination of the grantee’s Service Relationship (other than for Cause or upon the grantee’s death or Disability) would be prohibited at any time solely because the issuance of shares of Stock would violate the registration requirements under the Securities Act, then the Option shall terminate on the earlier of the expiration of a total period of three months (that need not be consecutive) after the termination of the grantee’s Service Relationship during which the exercise of the Option would not be in violation of such registration requirements, or (ii) the expiration of the term of the Option as set forth in the applicable Stock Award Agreement. In addition, unless otherwise provided in a grantee’s Stock Award Agreement, if the immediate sale of any Stock received upon exercise of an Option following the termination of the grantee’s Service Relationship (other than for Cause) would violate Parent’s insider trading policy, then the Option shall terminate on the earlier of (i) the expiration of a period equal to the applicable post-termination exercise period after the termination of the grantee’s Service Relationship during which the sale of Stock received upon exercise of the Option would not be in violation of Parent’s insider trading policy, or the expiration of the term of the Option as set forth in the applicable Stock Award Agreement.
(h)Disability of Grantee. Except as otherwise provided in the applicable Stock Award Agreement or other agreement between the grantee and Parent, in the event that a grantee’s Service Relationship terminates as a result of the grantee’s Disability, the grantee may exercise his or her Option (to the extent that the grantee was entitled to exercise such Option as of the date of termination of the Service Relationship), but only within such period of time ending on the earlier of (i) the date 12 months following such termination of the Service Relationship (or such longer or shorter period specified in the Stock Award Agreement, which period shall not be less than six months if necessary to comply with applicable laws), or (ii) the expiration of the term of the Option as set forth in the Stock Award Agreement. If, after termination of the Service Relationship, the grantee does not exercise his or her Option within the time specified herein or in the Stock Award Agreement (as applicable), the Option shall terminate.
(i)Death of Grantee. Except as otherwise provided in the applicable Stock Award Agreement or other agreement between the grantee and Parent, in the event that (i) a grantee’s Service Relationship terminates as a result of the grantee’s death, or the grantee dies within the period (if any) specified in the Stock Award Agreement after the termination of the grantee’s Service Relationship for a reason other than death, then the Option may be exercised (to the extent the grantee was entitled to exercise such Option as of the date of death) by the grantee’s estate by a person who acquired the right to exercise the Option by bequest or inheritance or by a person designated to exercise the Option upon the grantee’s death, but only within the period ending on the earlier of (i) the date 18 months following the date of death (or such longer or shorter period specified in the Stock Award Agreement, which period shall not be less than six months if necessary to comply with applicable laws), or (ii) the expiration of the term of such Option as set forth in the Stock Award Agreement. If, after the grantee’s death, the Option is not exercised within the time specified herein or in the Stock Award Agreement (as applicable), the Option shall terminate.
(j)Termination for Cause. Except as explicitly provided otherwise in a grantee’s Stock Award Agreement, if a grantee’s Service Relationship is terminated for Cause, the Option shall terminate upon the termination date of such grantee’s Service Relationship, and the grantee shall be prohibited from exercising his or her Option from and after the time of such termination of the Service Relationship.
(k)Early Exercise of Options. An Option may, but need not, include a provision whereby the Optionee may elect at any time before the Optionee’s Service Relationship terminates to exercise the Option as to any part or all of the shares of Stock subject to the Option prior to the full vesting of the Option.
5.Covenants of Parent.
(a)Availability of Shares. During the terms of the Stock Awards, Parent shall keep available at all times the number of shares of Stock reasonably required to satisfy such Stock Awards.
(b)Issuance of Stock. To the extent certificated, stock certificates to grantees under this Plan shall be deemed delivered for all purposes when Parent or a stock transfer agent of Parent shall have mailed such certificates in the United States mail, addressed to the grantee, at the grantee’s last known address on file with Parent. Uncertificated Stock shall be deemed delivered for all purposes when Parent or a Stock transfer agent of Parent shall have given to the grantee by electronic mail (with proof of receipt) or by United States mail, addressed to the grantee, at the grantee’s last known address on file with Parent, notice of issuance and recorded the issuance in its records (which may include electronic “book entry” records). Notwithstanding anything herein to the contrary, Parent shall not be required to issue or deliver any evidence of book entry or certificates evidencing shares of Stock pursuant to the exercise or settlement of any Award, unless and until the Administrator has determined, with advice of counsel (to the extent the Administrator deems such advice necessary or advisable), that the issuance and delivery is in compliance with all applicable laws, regulations of governmental authorities and, if applicable, the requirements of any exchange on which the shares of Stock are listed, quoted or traded. Any Stock issued pursuant to the Plan shall be subject to any stop-transfer orders and other restrictions as the Administrator deems necessary or advisable to comply with federal, state or foreign jurisdiction, securities or other laws, rules and quotation system on which the Stock is listed, quoted or traded. The Administrator may place legends on any Stock certificate or notations on any book entry to reference restrictions applicable to the Stock. In addition to the terms and conditions provided herein, the Administrator may require that an individual make such reasonable covenants, agreements, and representations as the Administrator, in its discretion, deems necessary or advisable in order to comply with any such laws, regulations, or requirements. The Administrator shall have the right to require any individual to comply with any timing or other restrictions with respect to the settlement or exercise of any Award, including a window-period limitation, as may be imposed in the discretion of the Administrator.
(c)No Obligation to Notify or Minimize Taxes. Parent shall have no duty or obligation to any grantee to advise such holder as to the time or manner of exercising such Stock Award. Furthermore, Parent shall have no duty or obligation to warn or otherwise advise such holder of a pending termination or expiration of a Stock Award or a possible period in which the Stock Award may not be exercised. Parent has no duty or obligation to minimize the tax consequences of a Stock Award to the holder of such Stock Award.

6.Miscellaneous.
(a)Use of Proceeds from Sales of Stock. Proceeds from the sale of shares of Stock pursuant to Stock Awards shall constitute general funds of Parent.
(b)Corporate Action Constituting Grant of Stock Awards. Corporate action constituting a grant by Parent of a Stock Award to any grantee shall be deemed completed as of the date of such corporate action, unless otherwise determined by the Administrator, regardless of when the instrument, certificate, or letter evidencing the Stock Award is communicated to, or actually received or accepted by, the grantee.
(c)Stockholder Rights. No grantee shall be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares of Stock subject to such Stock Award unless and until (i) such grantee has satisfied all requirements for the exercise of the Stock Award, or the issuance of shares thereunder, pursuant to its terms, and (ii) the issuance of the Stock pursuant to the Stock Award has been entered into the books and records of Parent.
(d)Other Incentive Arrangements; No Rights to Continued Service Relationship. Nothing contained in this Plan shall prevent the Board from adopting other or additional incentive arrangements, including trusts, and such arrangements may be either generally applicable or applicable only in specific cases. The adoption of this Plan and the grant of Awards do not confer upon any grantee any right to continued employment or other Service Relationship with Parent or any Affiliate.
(e)Incentive Stock Option $100,000 Limitation. To the extent that the aggregate Fair Market Value (determined at the time of grant) of Stock with respect to which Incentive Stock Options are exercisable for the first time by any Optionee during any calendar year (under all plans of Parent and any Affiliates) exceeds $100,000, the Options or portions thereof that exceed such limit (according to the order in which they were granted) shall be treated as Non-Qualified Stock Options, notwithstanding any contrary provision of the applicable Option Agreement.
(f)Withholding Obligations. Unless prohibited by the terms of a Stock Award Agreement, Parent may, in its sole discretion, satisfy any federal, state or local tax withholding obligation relating to a Stock Award by any of the following means (in addition to Parent’s right to withhold from any compensation paid to the grantee by Parent) or by a combination of such means: (i) causing the grantee to tender a cash payment; (ii) withholding shares of Stock from the shares of Stock issued or otherwise issuable to the grantee in connection with the Stock Award; provided, however, that no shares of Stock are withheld with a value exceeding the minimum amount of tax required to be withheld by law (or such lesser amount as may be necessary to avoid classification of the Stock Award as a liability for financial accounting purposes); (iii) withholding payment from any amounts otherwise payable to the grantee; (iv) withholding cash from a Stock Award settled in cash; or (v) by such other method as may be set forth in the Stock Award Agreement.

(g)Electronic Delivery. Any reference herein to a “written” agreement or document shall include any agreement or document delivered electronically or posted on Parent’s or the Company’s intranet.
(h)Deferrals. To the extent permitted by applicable law, the Administrator, in its sole discretion, may determine that the delivery of Stock or the payment of cash, upon the exercise, vesting or settlement of all or a portion of any Stock Award may be deferred and may establish programs and procedures for deferral elections to be made by grantees. Deferrals by grantees will be made in accordance with Section 409A of the Code. Consistent with Section 409A of the Code, the Administrator may provide for distributions while a grantee is still an employee. The Administrator is authorized to make deferrals of Stock Awards and determine when, and in what annual percentages, grantees may receive payments, including lump sum payments, following the grantee’s termination of employment or retirement, and implement such other terms and conditions consistent with the provisions of the Plan and in accordance with applicable law.
(i)Compliance with Section 409A. To the extent that the Administrator determines that any Stock Award granted hereunder is subject to Section 409A of the Code, the Stock Award Agreement evidencing such Stock Award shall incorporate the terms and conditions necessary to avoid the consequences specified in Section 409A(a)(1) of the Code. To the extent applicable, the Plan and Stock Award Agreements shall be interpreted in accordance with Section 409A of the Code.
7.Adjustments upon Changes in Stock; Mergers.
(a)Changes in Stock. Subject to Section 7(b) hereof, if, as a result of any reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar change in Parent’s capital stock, the outstanding shares of Stock are increased or decreased or are exchanged for a different number or kind of shares or other securities of Parent, or additional shares or new or different shares or other securities of Parent or other non-cash assets are distributed with respect to such shares of Stock or other securities, or, if, as a result of any merger or consolidation, sale of all or substantially all of the assets of Parent, the outstanding shares of Stock are converted into or exchanged for securities of Parent or any successor entity (or a parent or subsidiary thereof), the Administrator shall make an appropriate or proportionate adjustment in (i) the maximum number of shares reserved for issuance under the Plan, including the maximum number of shares that may be issued in the form of Incentive Stock Options, (ii) the number and kind of shares or other securities subject to any then outstanding Stock Awards under the Plan and (iii) the exercise price for each share subject to any then outstanding Stock Options under the Plan, without changing the aggregate exercise price (i.e., the exercise price multiplied by the number of shares subject to Stock Options) as to which such Stock Options remain exercisable. The Administrator shall also make equitable or proportionate adjustments in the number of shares subject to outstanding Stock Awards and the exercise price and the terms of outstanding Stock Awards to take into consideration cash dividends paid other than in the ordinary course or any other extraordinary corporate event. The adjustment by the Administrator shall be final, binding and conclusive. No fractional shares of Stock shall be issued under the

Plan resulting from any such adjustment, but the Administrator in its discretion may make a cash payment in lieu of fractional shares.
(b)Mergers and Other Transactions. In the case of and subject to the consummation of a Sale Event, the parties thereto may cause the assumption or continuation of Stock Awards theretofore granted by the successor entity, or the substitution of such Stock Awards with new Stock Awards of the successor entity or parent thereof, with appropriate adjustment as to the number and kind of shares and, if appropriate, the per share exercise prices, as such parties shall agree. To the extent the parties to such Sale Event do not provide for the assumption, continuation or substitution of Stock Awards, upon the effective time of the Sale Event, the Plan and all outstanding Stock Awards granted hereunder shall terminate. In such case, except as may be otherwise provided in the relevant Stock Award Agreement, all Options with time-based vesting conditions or restrictions that are not vested and/or exercisable immediately prior to the effective time of the Sale Event shall become fully vested and exercisable as of the effective time of the Sale Event, all other Stock Awards with time-based vesting, conditions or restrictions shall become fully vested and nonforfeitable as of the effective time of the Sale Event, and all Stock Awards with conditions and restrictions relating to the attainment of performance goals may become vested and nonforfeitable in connection with a Sale Event in the Administrator’s discretion or to the extent specified in the relevant Stock Award Agreement. In the event of such termination, (i) Parent shall have the option (in its sole discretion) to make or provide for a payment, in cash or in kind, to the grantees holding Options, in exchange for the cancellation thereof, in an amount equal to the difference between (A) the Sale Price multiplied by the number of shares of Stock subject to outstanding Options (to the extent then exercisable at prices not in excess of the Sale Price) and (B) the aggregate exercise price of all such outstanding Options (provided that, in the case of an Option with an exercise price equal to or greater than the Sale Price, such Option shall be cancelled for no consideration); or (ii) each grantee shall be permitted, within a specified period of time prior to the consummation of the Sale Event as determined by the Administrator, to exercise all outstanding Options (to the extent then exercisable) held by such grantee. Parent shall also have the option (in its sole discretion) to make or provide for a payment, in cash or in kind, to the grantees holding other Stock Awards in an amount equal to the Sale Price multiplied by the number of vested shares of Stock under such Stock Awards.
8.Amendment of the Plan and Stock Awards.
The Board may, at any time, amend or discontinue the Plan and the Administrator may, at any time, amend or cancel any outstanding Stock Award for the purpose of satisfying changes in law or for any other lawful purpose, but no such action shall materially and adversely affect rights under any outstanding Stock Award without the holder’s written consent. The Administrator is specifically authorized to exercise its discretion to reduce the exercise price of outstanding Stock Options or effect the repricing of such Stock Awards through cancellation and re-grants. To the extent required under the rules of any securities exchange or market system on which the Stock is listed, or to the extent determined by the Administrator to be required by the Code to ensure that Incentive Stock Options granted under the Plan are qualified under Section 422 of the Code, Plan amendments shall be subject to approval by Parent stockholders entitled to vote at a meeting of stockholders. Nothing in this Section 8 shall limit the Administrator’s authority to take any action permitted pursuant to Section 7(a) or 7(b).
9.Termination or Suspension of the Plan.
(a)Plan Term. The Board may suspend or terminate the Plan at any time. Unless sooner terminated by the Board pursuant to Section 2, the Plan shall automatically terminate on the day before the tenth anniversary of the earlier of (i) the date the Plan is adopted by the Board, or (ii) the date the Plan is approved by the stockholders of the Company. No Stock Awards may be granted under the Plan while the Plan is suspended or after it is terminated.
(b)No Impairment of Rights. Suspension or termination of the Plan shall not impair rights and obligations under any Stock Award granted while the Plan is in effect except with the written consent of the affected grantee.
10.Effective Date of Plan.
The original iteration of the Clarabridge, Inc. 2015 Equity Incentive Plan became effective on December 17, 2015 (the “Effective Date”), and this Plan (as so amended and restated) shall become effective as of the effective time of the transactions contemplated by the Merger Agreement.
11.Governing Law.
This Plan and all Awards and actions taken thereunder shall be governed by, and construed in accordance with the General Corporation Law of the State of Delaware as to matters within the scope thereof, and as to all other matters shall be governed by and construed in accordance with the internal laws of the State of Utah, applied without regard to conflict of law principles.
12.Definitions. As used in the Plan, the following definitions shall apply to the capitalized terms indicated below:
(a)“Administrator” means either the Board or the compensation committee of the Board or a similar committee performing the functions of the compensation committee and which is comprised of not less than two NonEmployee Directors who are independent.
(b)“Affiliate” means (i) an affiliate of Parent, as defined in Rule 12b-2 promulgated under Section 12 of the Exchange Act and (ii) any entity in which Parent has a significant equity interest.
(c)“Board” means the Board of Directors of Parent.
(d)“Cause” shall have the meaning ascribed to such term in any written agreement between the grantee and Parent defining such term and, in the absence of such agreement, such term means with respect to a grantee, the occurrence of any of the following events: (i) such grantee’s commission of any felony or any crime involving fraud, dishonesty or moral turpitude under the laws of the United States or any state thereof; (ii) such grantee’s attempted commission of, or participation in, a fraud or act of dishonesty against Parent; (iii) such grantee’s intentional, material violation of any contract or agreement between the grantee and Parent or of any statutory duty owed to Parent; (iv) such grantee’s unauthorized use or disclosure of Parent’s confidential information or trade secrets; or (v) such grantee’s gross misconduct. The determination that a termination of the grantee’s Service Relationship is either for Cause or without Cause shall be made by Parent in its sole discretion. Any determination by Parent that the Service Relationship of a grantee was terminated with or without Cause for the purposes of outstanding Stock Awards held by such grantee shall have no effect upon any determination of the rights or obligations of Parent or such grantee for any other purpose.
(e)“Class A common stock” means the Class A common stock, par value $0.0001 per share, of Parent.
(f)“Class B common stock” means the Class B common stock, par value $0.0001 per share, of Parent.
(g)“Code” means the U.S. Internal Revenue Code of 1986, as amended, and any successor Code, and related rules, regulations and interpretations.
(h)“Company” means Clarabridge, Inc., a Delaware corporation.
(i)“Consultant” means a consultant or adviser who provides bona fide services to Parent or an Affiliate as an independent contractor and who qualifies as a consultant or advisor under Instruction A.1.(a)(1) of Form S-8 under the Act.
(j)“Disability” means, with respect to a grantee, the inability of a grantee to engage in any substantially gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months as provided in Sections 22(e)(3) and 409A(a)(2)(c)(i) of the Code and shall be determined by the Administrator on the basis of such medical evidence as the Administrator deems warranted under the circumstances.
(k)“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.
(l)“Fair Market Value” of the Stock on any given date means the fair market value of the Stock determined in good faith by the Administrator; provided, however, that if the Stock is listed on the National Association of Securities Dealers Automated Quotation System (“NASDAQ”), NASDAQ Global Market, The New York Stock Exchange or another national securities exchange or traded on any established market, the determination shall be made by reference to market quotations. If there are no market quotations for such date, the determination shall be made by reference to the last date preceding such date for which there are market quotations.

(m)“Incentive Stock Option” means any Stock Option designated and qualified as an “incentive stock option” as defined in Section 422 of the Code.
(n)“Listing Rule” means any applicable rule or regulation pursuant to the NASDAQ Marketplace Rules, or the rules of another national securities exchange on which the shares of Stock are listed, quoted or traded, in effect from time to time.
(o)“Non-Employee Director” means a member of the Board who is not also an employee of Parent or any Subsidiary.
(p)“Non-Qualified Stock Option” means any Stock Option that is not an Incentive Stock Option.
(q)“Option” or “Stock Option” means any option to purchase shares of Stock granted pursuant to Section 4.
(r)“Option Agreement” means a written or electronic document setting forth the terms and provisions applicable to an Option granted under the Plan. Each Option Agreement is subject to the terms and conditions of the Plan.
(s)“Optionee” means a person who holds an outstanding Option.
(t)“Parent” means Qualtrics International Inc., a Delaware corporation.
(u)“Plan” means this Clarabridge, Inc. Amended and Restated 2015 Equity Incentive Plan.
(v)“Reserved Share Limit” means 2,716,596 shares of Stock, which is the number of shares of Stock equal to the number of options to purchase shares of Clarabridge common stock that were issued and outstanding under the prior iteration of this Plan as of immediately prior to the Closing, following the conversion of such options to Options (i.e., to options in respect of Stock), pursuant to the terms of the Merger Agreement.
(w)“Rule 405” means Rule 405 promulgated under the Securities Act.
(x) “Rule 701” means Rule 701 promulgated under the Securities Act.
(y)“Sale Event” means (i) the sale of all or substantially all of the assets of Parent on a consolidated basis to an unrelated person or entity, (ii) a merger, reorganization or consolidation pursuant to which the holders of Parent’s aggregate outstanding voting power and outstanding stock (Class A and Class B common stock) immediately prior to such transaction do not own a majority of the aggregate outstanding voting power and outstanding stock (Class A and Class B common stock) or other equity interests of the resulting or successor entity (or its ultimate parent, if applicable) immediately upon completion of such transaction, (iii) the sale of all of the Stock of Parent to an unrelated person, entity or group thereof acting in concert, or (iv) any other transaction in which the owners of Parent’s outstanding voting power immediately prior to such transaction do not own at least a majority of the outstanding voting power of Parent or any successor entity immediately upon completion of the transaction other than as a result of the acquisition of securities directly from Parent. Notwithstanding anything in the foregoing to the contrary, no Sale Event shall be deemed to have occurred for purposes of this Plan by virtue of either SAP America’s distribution of Parent’s shares to SAP or SAP’s distribution of Parent’s shares to its securityholders, in each case in a transaction intended to qualify as a distribution under Section 355 of the Code, as amended.
Notwithstanding the foregoing definition or any other provision of this Plan, the definition of Sale Event (or any analogous term) in an individual written agreement between Parent or any Affiliate and the grantee shall supersede the foregoing definition with respect to Stock Awards subject to such agreement; provided, however, that if no definition of Sale Event or any analogous term is set forth in such an individual written agreement, the foregoing definition shall apply.
(z)“Sale Price” means the value as determined by the Administrator of the consideration payable, or otherwise to be received by stockholders, per share of Stock pursuant to a Sale Event.
(aa)“SAP” means SAP SE, a European Company (Societas Europaea), established under the laws of Germany and the European Union.
(ab)“SAP America” means SAP America, Inc., a Delaware corporation and wholly-owned Subsidiary of SAP.
(ac)“Securities Act” means the Securities Act of 1933, as amended.
(ad)“Service Relationship” means any relationship as an employee, NonEmployee Director or Consultant of Parent or any Affiliate. A Service Relationship shall be deemed to continue without interruption in the event a grantee’s status changes from full-time employee to part-time employee or a grantee’s status changes from employee to Consultant or Non-Employee Director or vice versa, provided that there is no interruption or other termination of Service Relationship in connection with the grantee’s change in capacity.
(ae)“Stock” means the Class A common stock, par value $0.0001 per share, of Parent, subject to adjustments pursuant to Section 7.
(af)“Stock Award” or “Stock Awards” except where referring to a particular category of grant under the Plan, shall include Incentive Stock Options and Non-Qualified Stock Options.
(ag)“Stock Award Agreement” means a written or electronic document setting forth the terms and provisions applicable to a Stock Award granted under the Plan. Each Stock Award Agreement is subject to the terms and conditions of the Plan.
(ah)“Subsidiary” means any corporation or other entity (other than Parent) in which Parent has at least a 50 percent interest, either directly or indirectly.

(ai)“Ten Percent Stockholder” means an employee who owns or is deemed to own (by reason of the attribution rules of Section 424(d) of the Code) more than 10 percent of the combined voting power of all classes of stock of Parent or any parent or subsidiary corporation.